Exhibit 99.1

BioDelivery Sciences Appoints Herm Cukier as Chief Executive Officer

Former Allergan Executive Brings Extensive Commercial Leadership and Experience to BDSI

RALEIGH, NC – May 7, 2018 - BioDelivery Sciences International, Inc. (NASDAQ: BDSI), a specialty pharmaceutical company with a focus in pain management and addiction medicine, announced today that Herm Cukier has been appointed Chief Executive Officer and a member of the Board of Directors of BioDelivery Sciences effective May 8, 2018. Former President and Chief Executive Officer, Dr. Mark A. Sirgo, will continue his role as Vice Chairman of the Board of Directors and, along with current President Scott Plesha, will work closely with Mr. Cukier in the transition of responsibilities. Herm will be introduced at the upcoming BDSI earnings call scheduled for Thursday, May 10, at 4:30 PM Eastern Time.

Herm brings extensive commercial leadership experience to BDSI as the company seeks to enhance the growth of its marketed products. He has led a multitude of biopharma businesses to high growth success around the world over the last 25 years. He was most recently a Senior Vice President at Allergan plc, where his roles included being the head of its Eye Care Division, Allergan’s largest division with more than $2.5 billion in annual sales, and the Head of its Women’s Healthcare Division, which was one of the fastest growing segments of Allergan under his leadership reaching peak sales of $1.2 billion. He was most recently Allergan’s Head of Commercial Strategy and Innovation. Herm was also both a member of Allergan’s Commercial Leadership Team and its Operational Leadership Team throughout his tenure.

“Our Board of Directors is very pleased to announce Herm’s appointment as CEO and member of our Board,” said Dr. Frank O’Donnell, Chairman of the Board of BDSI. “Herm brings to BDSI a wealth of commercial experience and a consistent track record of successfully leading and transforming businesses. Herm has successfully applied his vast commercial experience over multiple commercial organizations that involved over 50 brands. As such, we believe he is well equipped to make immediate contributions to BDSI and support the future growth of BELBUCA® and BUNAVAIL®. Our Board looks forward to working with Herm and is confident, given Herm’s background and experience, that he is the right person to lead BDSI to the next level.”

Prior to joining Allergan, Herm held a series of senior executive positions with several pharmaceutical companies. His experiences also include having been the Chief Marketing Officer and member of the Executive Committee at Organon Biosciences and starting a clinical stage biotech together with Weill Cornell Medical College where he served as CEO and member of the board of directors. Earlier in his career, Herm held positions of increasing commercial responsibility at Bristol Myers Squibb and Pfizer. He received an MBA from the Columbia Business School and a BSE in Bioengineering from the University of Pennsylvania. Herm will be based in BDSI’s headquarters in Raleigh, North Carolina.

Mr. Cukier stated, “I am thrilled to join BDSI, which I believe is an emerging leader in the field of pain management. There remains tremendous patient need in this therapeutic space with more than 100 million Americans experiencing some form of chronic pain. I look forward to working with the BDSI team to further expand upon the company’s current momentum and continue to build a top performing enterprise.”

About BioDelivery Sciences International, Inc.

BioDelivery Sciences International, Inc. (NASDAQ: BDSI) is a specialty pharmaceutical company with a focus in the areas of pain management and addiction medicine. BDSI is utilizing its novel and proprietary BioErodible MucoAdhesive (BEMA®) technology and other drug delivery technologies to develop and commercialize, either on its own or in partnership with third parties, new applications of proven therapies aimed at addressing important unmet medical needs.

BDSI’s marketed products and those in development address serious and debilitating conditions such as chronic pain, breakthrough cancer pain and opioid dependence. BDSI’s headquarters is in Raleigh, North Carolina.

For more information, please visit or follow us:

Internet:	www.bdsi.com
Facebook:	Facebook.com/BioDeliverySI
Twitter:	@BioDeliverySI

BUNAVAIL® (buprenorphine and naloxone) buccal film (CIII) and BELBUCA® (buprenorphine) buccal film (CIII) are marketed in the U.S. by BioDelivery Sciences. For full prescribing information and important safety information on BDSI products please visit www.bdsi.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at (800) 469-0261. For full prescribing and safety information on BELBUCA, please visit www.belbuca.com and for full prescribing and safety information on BUNAVAIL, please visit www.bunavail.com.

Cautionary Note on Forward-Looking Statements

This press release, the presentation described herein, and any statements of employees, representatives and partners of BioDelivery Sciences International, Inc. (“BDSI”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the BDSI’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,”

“could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the BDSI’s management and are subject to significant risks and uncertainties, including those detailed in the BDSI’s filings with the Securities and Exchange Commission. Actual results (including, without limitation, the results of the Company’s new Chief Executive Officer and the anticipated benefits to the Company related to such new officer as described herein) may differ significantly from those set forth or implied in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the BDSI’s control). BDSI undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future presentations or otherwise, except as required by applicable law.

BDSI®, BEMA®, ONSOLIS®, BUNAVAIL® and BELBUCA® are registered trademarks of BioDelivery Sciences International, Inc. The BioDelivery Sciences, BUNAVAIL and BELBUCA logos are trademarks owned by BioDelivery Sciences International, Inc. All other trademarks and tradenames are owned by their respective owners.

© 2018 BioDelivery Sciences International, Inc. All rights reserved.

Contacts

Investors:

Al Medwar

BioDelivery Sciences International, Inc.

919-582-9050

amedwar@bdsi.com

Monique Kosse

Managing Director

LifeSci Advisors

212-915-3820

monique@lifesciadvisors.com